Independent Auditors' Consent



  Pension and Profit Sharing Committee
  Federated Department Stores, Inc.
  Profit Sharing 401(k) Investment Plan:


  We consent to incorporation by reference in the Registration Statement (No.33-51907) on Form S-8 of Federated Department Stores, Inc. of our report dated
  June 15, 2001, related to the statements of net assets available for benefits of the Federated Department Stores, Inc. Profit Sharing 401(k) Investment Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2000 annual report on Form 11-K of the Federated Department Stores, Inc. Profit Sharing 401(k) Investment Plan.




                                KPMG LLP

  Cincinnati, Ohio
  June 15, 2001